press information

MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	November 1, 2013		716-687-4225

MOOG ANNOUNCES FoURTH QUARTER and

YEAR END RESULTS

East Aurora, NY — Moog Inc. (NYSE: MOG.A and MOG.B) announced today fiscal year 2013 sales of $2.61 billion, up 6%. Net earnings of $120 million and EPS of $2.63 were both lower than last year. Fiscal ’13 included a $.52 goodwill impairment charge in Medical Devices in the fourth quarter, $.15 of asset write-downs in the third quarter and $.20 of restructuring during the year. Exclusive of those charges, adjusted net earnings of $161 million and adjusted earnings per share of $3.50 were up 5% from a year ago.

For the fourth quarter, sales of $676 million were up 7%. Net earnings at $16 million and earnings per share of $.34, were down from a year ago. Exclusive of the Medical impairment and restructuring charges, fourth quarter adjusted net earnings were $44 million and EPS was $.96, up 5% from last year.

Aircraft Controls sales for the year crossed the billion dollar mark for the first time. Sales of $1.1 billion were up 10%. Commercial aircraft sales were very strong, up 20%. Total military sales were $596 million, up 4%, on K-46 tanker development, F-35 production and aftermarket sales. Military aftermarket sales were $231 million, 8% higher.

In the fourth quarter, Aircraft Controls sales of $276 million increased 9% from the same quarter last year. Commercial revenues increased 23% as production rates for aircraft continue to ramp up. Military aircraft sales were down slightly, at $146 million, on slower OEM deliveries. Military aftermarket sales were marginally higher at $62 million.

Space and Defense sales of $396 million for the year were 10% higher. Sales of controls for spacecraft, payloads and space exploration programs increased 28%, driven by acquisitions and NASA program sales. Defense sales were 5% lower as program deliveries slowed. Security product sales were $48 million. For the fourth quarter, Space and Defense sales mirrored the trend for the year.

Industrial Systems had revenues for the year of $592 million, a 7% decrease from last year. Wind energy sales were down 38% from a year ago as demand in China and Europe declined. Industrial automation sales were down 3%, with most of the underlying markets experiencing softness. Sales for simulation and test equipment were stronger, up 6%. Non-renewable energy product sales were 3% higher. Industrial Systems sales in the fourth quarter were up 2% at $153 million.

Components segment sales were $415 million for the year, up 11%. The growth was in energy, industrial and medical markets with aerospace and defense sales unchanged. Sales for the quarter were a record $105 million. Both the year and fourth quarter sales reflected higher energy and industrial sales because of the Tritech and Aspen Motion Technologies acquisitions.

Medical Devices generated sales of $147 million for the year, up 5% from the year previous on higher pump and administration set sales. For the quarter, sales in Medical Devices of $39 million were up 9% from a year ago.

Year-end backlog of $1.3 billion was level with the prior year.

The Company also affirmed its projections for fiscal 2014. The Company’s forecast includes sales of $2.67 billion and earnings per share in a range of $3.90 to $4.10. The midpoint, $4.00, represents a 14% increase in adjusted EPS.

“The fourth quarter was another quarter of adjustment as we get our house in order for a better 2014,” said John Scannell, CEO. “Fiscal ’13 will be remembered as the year of restructuring and write-offs. Looking past these adjustments, our fiscal ’13 operational performance was actually up on fiscal ’12 and we look forward to further improvements in fiscal ’14.”

In conjunction with today’s release, Moog will host a conference call beginning at 10:00 a.m. ET, which will be broadcast live over the Internet. John Scannell, CEO, and Don Fishback, CFO, will host the call. Listeners can access the call live or in replay mode at www.moog.com/investors/communications. Supplemental financial data will be available on the webcast web page prior to the conference call.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment. Additional information about the company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference in this report that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

•	the markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate
•	we operate in highly competitive markets with competitors who may have greater resources than we possess
•	we depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs
•	we make estimates in accounting for long-term contracts, and changes in these estimates may have significant impacts on our earnings
•	we enter into fixed-price contracts, which could subject us to losses if we have cost overruns
•	if our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted
•	contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment
•	the loss of Boeing as a customer or a significant reduction in sales to Boeing could adversely impact our operating results
•	our new product research and development efforts may not be successful which could reduce our sales and earnings
•	our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete
•	our business operations may be adversely affected by information systems interruptions or infringements
•	our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility
•	significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our earnings, equity and pension funding requirements
•	a write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth
•	our sales and earnings growth may be affected if we cannot identify, acquire or integrate strategic acquisitions
•	our operations in foreign countries expose us to political and currency risks and adverse changes in local legal and regulatory environments
•	unforeseen exposure to additional tax income liabilities may affect our operating results
•	government regulations could limit our ability to sell our products outside the United States and otherwise adversely affect our business
•	the failure or misuse of our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages
•	future terror attacks, natural disasters or other catastrophic events beyond our control could negatively impact our business
•	our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs
•	we are involved in various legal proceedings, the outcome of which may be unfavorable to us

These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

Moog Inc.

CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012
Net sales	$675,853	$632,727	$2,610,311	$2,469,536
Cost of sales	480,495	440,406	1,826,561	1,724,232
Gross profit	195,358	192,321	783,750	745,304

Research and development	31,102	32,118	134,652	116,403
Selling, general and administrative	94,216	97,888	396,636	385,051
Interest	5,840	8,564	26,962	34,312
Goodwill impairment	38,200	-	38,200	-
Restructuring	7,079	-	14,075	-
Other	572	1,007	8,219	697
Earnings before income taxes	18,349	52,744	165,006	208,841
Income taxes	2,724	10,947	44,509	56,379
Net earnings	$15,625	$41,797	$120,497	$152,462

Net earnings per share
Basic	$0.34	$0.92	$2.66	$3.37
Diluted	$0.34	$0.91	$2.63	$3.33

Average common shares outstanding
Basic	45,337,373	45,289,341	45,335,336	45,246,960
Diluted	45,923,800	45,704,007	45,823,720	45,718,324

Net earnings and earnings per share - as adjusted

Net earnings as reported	$15,625	$41,797	$120,497	$152,462
Goodwill impairment	23,760	-	23,760	-
Restructuring	4,530	-	9,008	-
Loss on sale of business	29	-	5,213	-
Write down of investment	53	-	2,121	-
Net earnings - as adjusted	$43,997	$41,797	$160,599	$152,462

Diluted net earnings per share - as adjusted	$0.96	$0.91	$3.50	$3.33

Moog Inc.

CONSOLIDATED SALES AND OPERATING PROFIT

(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012
Net Sales
Aircraft Controls	$275,591	$253,733	$1,059,587	$963,421
Space and Defense Controls	103,721	93,412	395,945	358,755
Industrial Systems	152,774	149,742	592,112	633,713
Components	104,803	99,956	415,428	374,081
Medical Devices	38,964	35,884	147,239	139,566
Net sales	$675,853	$632,727	$2,610,311	$2,469,536
Operating Profit (Loss) and Margins
Aircraft Controls	$33,104	$29,146	$126,751	$104,582
	12.0%	11.5%	12.0%	10.9%
Space and Defense Controls	2,740	10,316	25,350	42,854
	2.6%	11.0%	6.4%	11.9%
Industrial Systems	16,097	12,265	42,254	63,243
	10.5%	8.2%	7.1%	10.0%
Components	16,183	16,138	68,731	57,303
	15.4%	16.1%	16.5%	15.3%
Medical Devices	(35,675)	998	(35,542)	5,443
	(91.6)%	2.8%	(24.1)%	3.9%
Total operating profit	32,449	68,863	227,544	273,425
	4.8%	10.9%	8.7%	11.1%

Deductions from Operating Profit
Interest expense	5,840	8,564	26,962	34,312
Equity-based compensation expense	947	686	6,620	6,226
Corporate expenses and other	7,313	6,869	28,956	24,046
Earnings before Income Taxes	$18,349	$52,744	$165,006	$208,841

Operating Profit (Loss) and Margins - as adjusted
Aircraft Controls as reported	$33,104	$29,146	$126,751	$104,582
Restructuring	(8)	-	1,692	-
Aircraft Controls as adjusted	$33,096	$29,146	$128,443	$104,582
	12.0%	11.5%	12.1%	10.9%
Space and Defense Controls as reported	$2,740	$10,316	$25,350	$42,854
Restructuring	4,412	-	4,968	-
Space and Defense Controls as adjusted	$7,152	$10,316	$30,318	$42,854
	6.9%	11.0%	7.7%	11.9%
Industrial Systems as reported	$16,097	$12,265	$42,254	$63,243
Restructuring	2,675	-	7,415	-
Write down of investment	53	-	2,121	-
Industrial Systems - as adjusted	$18,825	$12,265	$51,790	$63,243
	12.3%	8.2%	8.7%	10.0%
Medical Devices as reported	$(35,675)	$998	$(35,542)	$5,443
Goodwill impairment	38,200	-	38,200	-
Loss on sale of business	47	-	6,792	-
Medical Devices - as adjusted	$2,572	$998	$9,450	$5,443
	6.6%	2.8%	6.4%	3.9%
Total operating profit - as adjusted	$77,828	$68,863	$288,732	$273,425
	11.5%	10.9%	11.1%	11.1%

Moog Inc.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 28,	September 29,
	2013	2012
Cash	$157,090	$148,841
Receivables	811,376	744,551
Inventories	551,674	538,262
Other current assets	127,235	117,254
Total current assets	1,647,375	1,548,908
Property, plant and equipment	562,363	546,179
Goodwill and intangible assets	975,680	975,049
Other non-current assets	51,677	35,771
Total assets	$3,237,095	$3,105,907

Short-term borrowings	$105,088	$90,774
Current installments of long-term debt	3,382	3,186
Contract loss reserves	44,228	48,428
Other current liabilities	570,532	521,488
Total current liabilities	723,230	663,876
Long-term debt	600,687	670,662
Other long-term liabilities	377,413	466,579
Total liabilities	1,701,330	1,801,117
Shareholders' equity	1,535,765	1,304,790
Total liabilities and shareholders' equity	$3,237,095	$3,105,907